                                                                    Exhibit 99.1
                                Explanatory Note
     ABRY Broadcast Partners II, L.P. ("ABRY II") and ABRY Broadcast Partners
III, L.P. ("ABRY III") each received 7,147,963 shares of Class B Common Stock of
Nexstar Broadcasting Group, Inc. (the "Group Inc.") and 5,796,306 shares of
Class B Common Stock of Group Inc. pursuant to a certain Merger and
Reorganization Agreement ("Reorganization Agreement") dated as of November 26,
2003 by and among Group Inc., Nexstar Broadcasting Group, LLC ("Nexstar LLC")
and other direct and indirect subsidiaries of Nexstar LLC. Among other things, pursuant to the Reorganization Agreement Nexstar LLC merged into Group Inc. and holders of the various classes of membership interests of Nexstar LLC received
Class A, B or C common stock of Group. Inc.
     The Class B Common Stock is convertible into Class A Common Stock of Group
Inc. on a one-for-one basis at any time upon the election by ABRY II and/or ABRY
III.
     The Reporting Person is the sole trustee and sole owner of ABRY Holdings
Co., the sole member of ABRY Holdings, LLC, the general partner of ABRY Capital,
L.P. which is the general partner of ABRY II. In addition, the Reporting Person is the sole trustee and sole owner of ABRY Holdings III Co., the sole member of
ABRY Holdings III, LLC, the general partner of ABRY Equity Investors, L.P. which is the general partner of ABRY III. The Reporting Person disclaims beneficial ownership of the securities issued to ABRY II and ABRY III, except to the extent of his "pecuniary interest" (as defined in Rule 16a-1 under the Securities and
Exchange Act of 1934, as amended), if any, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of the securities for Section 16 purposes or for any other purposes